Registration Statement File No. 333-151736
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT #1 TO FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

TRANSCANADA CORPORATION
(Exact name of registrant as specified in its charter)
Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
450 – 1st Street S.W. Calgary, Alberta, T2P 5H1, Canada
(Address of Principal Executive Offices) (Zip Code)

Non Union Plan #46840 – TransCanada 401(k) and Savings Plan
Union 486 Plan #81732 – TransCanada 401(k) and Savings IBEW 486 Plan
Union 1245 Plan #49213 – TransCanada 401(k) and Savings IBEW 1245 Plan
Union Local 1-2 Plan #83080 - TransCanada 401(k) and Savings UWUA Local 1-2 Plan

(Full title of the plans)
TransCanada USA Services Inc., 13710 FNB Parkway, Omaha, Nebraska 68154-5200
(Name and address of agent for service)
(877) 290-2772
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of registration fee
Common Shares(1)	$5,000,000(2)	$196.50(3)
Notes:
1.	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the plans.
2.	Pursuant to Rule 457(o) under the Securities Act of 1933, the registrant is registering common shares with a maximum aggregate offering price of US$5,000,000.
3.	Previously filed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information
Item 2.	Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I of Form S-8 have been or will be sent to employees as specified by Rule 428(b)(1) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item  3.    Incorporation of Documents by Reference.

The following documents, filed by the Registrant, with the Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

(a)	Annual Report on Form 40-F for the year ended December 31, 2007 filed by the Registrant;

(b)	The following documents filed as exhibits to the Form 6-K report filed on April 25, 2008 by the Registrant:

(i)	Management's Discussion and Analysis of Financial Condition and Results of Operations of the Registrant as at and for the period ended March 31, 2008;

(ii)	Consolidated comparative interim unaudited financial statements of the Registrant for the period ended March 31, 2008; and

(iii)	Unaudited related supplemental note entitled “Reconciliation to United States GAAP” as at March 31, 2008 and December 31, 2007 and for the three month periods ended March 31, 2008 and 2007;

(c)	The following documents filed as exhibits to the Form 6-K report filed on July 31, 2008 by the Registrant:

(i)	Management's Discussion and Analysis of Financial Condition and Results of Operations of the Registrant as at and for the period ended June 30, 2008;

(ii)	Consolidated comparative interim unaudited financial statements of the Registrant for the period ended June 30, 2008; and

(iii)	Unaudited related supplemental note entitled “Reconciliation to United States GAAP” as at June 30, 2008 and December 31, 2007 and for the three month periods ended June 30, 2008 and 2007;

(d)	The following documents filed as exhibits to the Form 6-K report filed on October 28, 2008 by the Registrant:

(i)	Management's Discussion and Analysis of Financial Condition and Results of Operations of the Registrant as at and for the period ended September 30, 2008;

(ii)	Consolidated comparative interim unaudited financial statements of the Registrant for the period ended September 30, 2008; and

(iii)	Unaudited related supplemental note entitled “Reconciliation to United States GAAP” as at September 30, 2008 and December 31, 2007 and for the three month periods ended September 30, 2008 and 2007;

(e)	The description of the Registrant's common shares contained in the Management Proxy Circular of the Registrant dated February 25, 2008 (filed as part of a Form 6-K report filed on February 27, 2008).

All documents subsequently filed by the Registrant, the Non Union Plan #46840 – TransCanada 401(k) and Savings Plan, the Union 486 Plan #81732 – TransCanada 401(k) and Savings IBEW 486 Plan, the Union 1245 Plan #49213 – TransCanada 401(k) and Savings IBEW 1245 Plan and the Union Local 1-2 Plan #83080 - TransCanada 401(k) and Savings UWUA Local 1-2 Plan with the SEC in the Registrant’s periodic reports on Form 6-K or annual reports on Form 40-F, and any other documents filed with or furnished to the SEC pursuant to Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents, if and to the extent expressly provided in such reports.

Item  4.    Description of Securities.

Not applicable.

Item  5.    Interests of Named Experts and Counsel.

Not applicable.

Item  6.    Indemnification of Directors and Officers.

Section 124 of the Canada Business Corporation Act ("CBCA") and Section 6 of By-Law No. 1 of TransCanada Corporation ("TransCanada") provide for the indemnification of directors and officers of TransCanada. Under these provisions, TransCanada shall indemnify a director or officer of TransCanada, a former director or officer, and may indemnify an individual who acts or acted at TransCanada's request as a director or officer or in a similar capacity of another entity (collectively, an "Indemnified Person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than in respect to an action by or on behalf of TransCanada to procure a judgment in its favor) in which the individual is involved because of that association with TransCanada or other entity, if the Indemnified Person fulfills the following two conditions: (a) he or she acted honestly and in good faith with a view to the best interests of TransCanada or in the best interests of such other entity as applicable and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. In respect of an action by or on behalf of TransCanada or such other entity to procure a judgment in its favor, TransCanada, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfills the conditions set out in clauses (a) and (b) of the previous sentence. Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from

TransCanada in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of his or her association with TransCanada or such other entity if he or she fulfills the conditions in clauses (a) and (b) of this paragraph and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions described above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

TransCanada maintains directors' and officers' liability insurance with policy limits of U.S.$175 million in the aggregate, subject to a deductible in respect of corporate reimbursement of U.S.$5,000,000 for each loss and an additional policy limit of U.S.$25 million for non-indemnifiable losses only.  Generally, under this insurance TransCanada is reimbursed for payments in excess of the deductible made under corporate indemnity provisions on behalf of its directors and officers.  Individual directors and officers (or their heirs and legal representatives) are covered for losses arising during the performance of their duties for which they are not indemnified by TransCanada. Major exclusions from coverage include claims arising from illegal acts, those acts which result in illegal personal profit, violation of any fiduciary duty under the United States of America Employee Retirement Income Security Act of 1974, pollution damage (except for resultant shareholder actions) and claims brought by a director or officer against TransCanada, or another director or officer or by TransCanada against a director or officer except for shareholder derivative actions.

The foregoing is a description of the provisions of Section 124 of the CBCA and TransCanada's By-Law No. 1 regarding indemnification of directors and officers of TransCanada and TransCanada's directors' and officers' liability insurance in effect.

Item  7.    Exemption from Registration Claimed.

Not applicable.  The registrant hereby undertakes that it will submit or has submitted each of the plans to which this registration statement relates, and any amendments thereto, to the U.S. Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify such plans under Section 401 of the U.S. Internal Revenue Code.

Item  8.    Exhibits.

Exhibit 23	Consent of KPMG, LLP
Exhibit 24	Powers of Attorney (previously filed)

Item  9.    Undertakings.

a.      Rule 415 Offering

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

C.
Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.	Filings incorporating subsequent Exchange Act documents by reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Request for acceleration of effective date or filing of registration statement becoming effective upon filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment #1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, in the Province of Alberta, on December 22, 2008.

TRANSCANADA CORPORATION
By:	/s/ GREGORY A. LOHNES
Gregory A. Lohnes Executive Vice-President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment #1 to the Registration Statement has been signed below by the following persons in the capacities and on December 22, 2008.

TRANSCANADA CORPORATION

By:	/s/ *	President and Chief Executive Officer
	Harold N. Kvisle	and Director

By:	/s/ *	Executive Vice-President
	Gregory A. Lohnes	and Chief Financial Officer

By:	/s/ *	Vice-President and Controller
G. Glenn Menuz

By:	/s/ *	Director
Kevin Benson

By:	/s/ *	Director
Derek H. Burney

By:	/s/ *	Director
Wendy K. Dobson

By:	/s/ *	Director
E. Linn Draper

By:	/s/ *	Director
Paule Gauthier

By:	/s/ *	Director
Kerry L. Hawkins

By:	/s/ *	Director
S. Barry Jackson

By:	/s/ *	Director
Paul L. Joskow

By:	/s/ *	Director
John A. MacNaughton

By:	/s/ *	Director
David P. O'Brien

By:	/s/ *	Director
W. Thomas Stephens

By:	/s/ *	Director
D. Michael G. Stewart

*	This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed on behalf of each of the persons indicated pursuant to power of attorney by

/s/ GREGORY A. LOHNES
Name: Gregory A. Lohnes
Attorney-in-fact

EXHIBIT INDEX

Exhibit 23    Consent of KPMG, LLP

Exhibit 24    Powers of Attorney (previously filed)